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                                                                      Exhibit 10

                             Eaton Vance Management
                                24 Federal Street
                                Boston, MA 02110
                            Telephone: (617) 482-8260
                            Telecopy: (617) 338-8054

                                                              March 23, 1998

Eaton Vance Investment Trust
24 Federal Street
Boston, MA  02110

Ladies and Gentlemen:

         Eaton Vance Investment Trust (the "Trust") is a voluntary association (commonly referred to as a "business trust") established under Massachusetts law with the powers and authority set forth under its Declaration of Trust dated October 23, 1985, as amended (the "Declaration of Trust").

         I am of the opinion that all legal requirements have been complied with in the creation of the Trust, and that said Declaration of Trust is legal and valid.

         The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. As provided in the Declaration of Trust, the Trustees may authorize one or more series or classes of shares, without par value, and the number of shares of each series or class authorized is unlimited. The series and classes of shares established and designated as of the date hereof are identified on Appendix A hereto.

         Under the Declaration of Trust, the Trustees may from time to time issue and sell or cause to be issued and sold shares of the Trust for cash or for property. All such shares, when so issued, shall be fully paid and nonassessable by the Trust.

         I have examined originals, or copies, certified or otherwise identified to my satisfaction, of such certificates, records and other documents as we have deemed necessary or appropriate for the purpose of this opinion.

         Based upon the foregoing, and with respect to Massachusetts law (other than the Massachusetts Uniform Securities Act), only to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, I am of the opinion that under existing law:

         1. The Trust is a trust with transferable shares of beneficial interest organized in compliance with the laws of the Commonwealth of Massachusetts, and the Declaration of Trust is legal and valid under the laws of the Commonwealth of Massachusetts.

         2. Shares of beneficial interest of the Trust registered by Form N-1A may be legally and validly issued in accordance with the Declaration of Trust upon receipt of payment in compliance with the Declaration of Trust and, when so issued and sold, will be fully paid and nonassessable by the Trust.

         I am a member of the Massachusetts bar and have acted as internal legal counsel to the Trust in connection with the registration of shares.

         I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 39 to the Trust's Registration Statement on Form N-1A pursuant to the Securities Act of 1933, as amended.

                                            Very truly yours,

                                            /s/ Maureen A. Gemma
                                            --------------------------
                                            Maureen A. Gemma, Esq.
                                            Vice President
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                                                                      Appendix A

                 Established and Designated Series* of the Trust

         Eaton Vance California Limited Maturity Municipals Fund Eaton Vance Connecticut Limited Maturity Municipals Fund Eaton Vance Florida Limited Maturity Municipals Fund Eaton Vance Massachusetts Limited Maturity Municipals Fund Eaton Vance Michigan Limited Maturity Municipals Fund Eaton Vance National Limited Maturity Municipals Fund Eaton Vance New Jersey Limited Maturity Municipals Fund Eaton Vance New York Limited Maturity Municipals Fund Eaton Vance Ohio Limited Maturity Municipals Fund Eaton Vance Pennsylvania Limited Maturity Municipals Fund

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* Each Series is authorized to issue Class A, Class B, Class C and Class I shares.